Exhibit 3.3(b)

FREMONT GENERAL CORPORATION

BYLAW AMENDMENT
ADOPTED BY THE BOARD OF DIRECTORS ON NOVEMBER 20, 2003

      WHEREAS, the Board of Directors believes it is in the best interests of the Company to amend its Bylaws to authorize the issuance of uncertificated shares of some or all of its capital stock to permit the Company to convert to electronic book-entry issuance of its common stock.

      NOW, THEREFORE, BE IT RESOLVED, that Article VI. Miscellaneous — Section 6 of the Company’s Bylaws is hereby amended to read in its entirety, as follows:

ARTICLE VI.

MISCELLANEOUS

      SECTION 6. Stock and Transfer. Each stockholder is entitled to a certificate or certificates for shares of the capital stock of the corporation when any such shares are fully paid. All such certificates shall be signed by the President or Executive Vice President or a Vice President and the Secretary or an Assistant Secretary, or be authenticated by facsimiles of the signatures of the President and the Secretary, or by a facsimile of the signature of the President or the Executive Vice President or a Vice President and the written signature of the Secretary or an Assistant Secretary.

      Every certificate authenticated by a facsimile of a signature must be countersigned by a transfer agent or transfer clerk, and be registered by an incorporated bank or trust company, either domestic or foreign, as registrar of transfer, before issuance. If any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent, or registrar at the date of issue.

      Certificates for shares may be issued prior to full payment under such restrictions and for such purposes as the Board of Directors or the Bylaws may provide; provided, however, that any such certificate so issued prior to full payment shall state the amount remaining unpaid and the terms of payment thereof.

      The Board of Directors may authorize the issuance of uncertificated shares of some or all of the shares of the capital stock of the corporation and make such other and further regulations, with reference to the capital stock of the corporation and its transfer as it may deem advisable from time to time.